Exhibit 4.5

Execution Version

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 19, 2019, among Brazos Valley Longhorn, L.L.C., a Delaware limited liability company converted from a Delaware corporation named WildHorse Resource Development Corporation (the “Issuer”), Brazos Valley Longhorn Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of February 1, 2017 providing for the issuance of their 6.875% Senior Notes due 2025 (the “Notes”);

WHEREAS, Chesapeake Energy Corporation (the “Parent”), an Oklahoma corporation and the owner of all of the outstanding Capital Stock (as defined in the Indenture) of the Issuer, has offered to purchase for cash any and all outstanding Notes pursuant to the tender offer commenced on December 4, 2019 (the “Tender Offer”) upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of December 4, 2019 (the “Offer to Purchase”);

WHEREAS, in connection with the Tender Offer, the Parent has requested that Holders of the Notes deliver their consents with respect to the proposed amendments to certain provisions of the Indenture on the terms and subject to the conditions set forth in the Offer to Purchase (the “Consent Solicitation”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers, the Guarantors and the Trustee may, subject to certain exceptions set forth in the Indenture, amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then-outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes);

WHEREAS, pursuant to the Consent Solicitation, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.02 thereof);

WHEREAS, the Issuers have heretofore delivered, or are delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of each Issuer authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.05 and 12.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.               Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.               Amendments.

i.	Subject to Section 5 hereof, the Indenture is hereby amended by deleting in their entireties, and inserting in lieu thereof the word “[Reserved.]” after each such section number, Sections 3.09, 4.03, 4.04 (except for such portions thereof required by the Trust Indenture Act of 1939), 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 5.01, 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) of the Indenture.

ii.	Subject to Section 5 hereof, Section 5.02 of the Indenture is hereby amended by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~):

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction ~~that is subject to, and that complies with the provisions of, Section 5.01~~ in which the Issuer is not the surviving or successor Person, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the predecessor Issuer herein and shall be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the predecessor Issuer) and such predecessor Issuer shall be discharged and released from all of its obligations and covenants under this Indenture and the Notes and the Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of such predecessor Issuer; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of, or premium or interest, if any, on, the Notes in the case of a lease of all or substantially all of the Issuer’s properties or assets in a transaction ~~that is subject to, and that complies with the provisions of, Section 5.01.~~

iii.	Effective as of the date the amendments referred to above become operative pursuant to Section 5 hereof, none of the Issuers, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under the Sections or clauses referred to in Section 2(i) above and such Sections or clauses shall not be considered in determining whether an Event of Default has occurred or whether the Issuers have observed, performed or complied with the provisions of the Indenture.

3.              Amendment of Definitions and References. Subject to Section 5 hereof, the Indenture is hereby further amended by (a) deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 2 hereof and (b) deleting any references in the Indenture to Sections, clauses or definitions set forth in the Indenture that will be eliminated as a result of the amendments to the Indenture contemplated hereby. The Notes are also hereby deemed amended as appropriate to reflect the amendments to the Indenture contemplated hereby.

4.               Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

5.               Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution and delivery of this instrument by each of the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon (and shall be deemed to become operative automatically upon) the first Settlement Date (as defined in the Offer to Purchase); provided that the Parent purchases at least a majority in aggregate principal amount of the outstanding Notes on such Settlement Date in accordance with the terms and conditions set forth in the Offer to Purchase. If the purchase contemplated by the foregoing sentence does not occur in accordance with the terms and conditions set forth in the Offer to Purchase, the amendments to the Indenture described in this Supplemental Indenture shall not become operative and shall be null and void for all purposes under the Indenture.

6.              NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.              Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of any Note heretofore or hereafter authenticated and delivered shall be bound hereby.

8.              Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9.               Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the invalidity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Issuer:
Brazos Valley Longhorn, L.L.C.

By:	/s/ Bryan J. Lemmerman
Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

Co-Issuer:
Brazos Valley Longhorn Finance Corp.

By:	/s/ Bryan J. Lemmerman
Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

Signature Page – Fifth Supplemental Indenture

Guarantors:

WILDHORSE RESOURCES II, LLC,
ESQUISTO RESOURCES II, LLC,
WHE ACQCO., LLC,
WHR EAGLE FORD LLC and
BURLESON SAND LLC

By:	Brazos Valley Longhorn, L.L.C.,
sole member of each of the above-named companies

By:	/s/ Bryan J. Lemmerman
Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

WILDHORSE RESOURCES MANAGEMENT COMPANY, LLC
By:	WildHorse Resources II, LLC, its sole member
By:	Brazos Valley Longhorn, L.L.C., its sole member

By:	/s/ Bryan J. Lemmerman
Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

PETROMAX E&P BURLESON, LLC and
BURLESON WATER RESOURCES, LLC
By:	Esquisto Resources II, LLC, sole member of each of the above-named companies
	By:	Brazos Valley Longhorn, L.L.C., its sole member

By:	/s/ Bryan J. Lemmerman
Name:	Bryan J. Lemmerman
Title:	Vice President – Business Development and Treasurer

Signature Page – Fifth Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:	/s/ Kristel D. Richards Jech
Name:	Kristel D. Richards Jech
Title:	Vice President

Signature Page – Fifth Supplemental Indenture